Exhibit 99.1

Laird Superfood Reports Third Quarter 2022 Financial Results

Gross Margin improved 520 basis points sequentially to 23.4%

Reaffirming Full Year 2022 Guidance

SISTERS, Oregon – November 10, 2022 – Laird Superfood, Inc. (NYSE American: LSF) (“Laird Superfood,” “we” and “our”), today reported financial results for its third quarter ended September 30, 2022.

Third Quarter 2022 Highlights

•
Net Sales of $8.8 million compared to $8.7 million in the second quarter of 2022 and $10.9 million in the prior year period.
•
Online contributed 66% of total Net Sales and decreased 8.3% year-over-year reflecting lower direct-to-consumer (“DTC”) revenues due to planned reductions in marketing spend partially offset by double-digit growth in sales via Amazon.com.
•
Wholesale Net Sales contributed 34% of total Net Sales and revenue decreased 32% year-over-year, primarily due to lower sales in the Club channel.
•
Gross Margin was 23.4%, a 520-basis point improvement sequentially versus the second quarter of 2022 reflecting lower discounts, labor costs and freight. Relative to the prior year period, Gross Margin was down 600 basis points due primarily to fixed costs deleverage on lower volume and inflationary freight costs.
•
Net Loss was $5.7 million, or $0.63 per diluted share compared to a Net Loss of $4.9 million, or $0.54 per diluted share, in the second quarter of 2022 and a Net Loss of $5.4 million, or $0.59 per diluted share, in the prior year period.
•
Adjusted Net Loss, which is a non-GAAP financial measure, of $5.6 million, or $0.61 per diluted share, improved sequentially versus Adjusted Net Loss of $6.2 million, or $0.68 per diluted share, in the second quarter of 2022. In the prior year period Adjusted Net Loss was $5.4 million, or $0.59 per diluted share. For more details on non-GAAP financial measures, refer to the information in the Non-GAAP financial measures section of this press release.

“We drove a significant sequential improvement in our Gross Margin during the third quarter and now have clear line of sight to our longer-term target of 35% as we pivot to an outsourced manufacturing model,” said Jason Vieth, President and Chief Executive Officer. “We also made solid progress optimizing marketing investments, which is improving our underlying economics and strengthening our competitive position as we continue to build out a true omnichannel business. While the operating environment remains very challenging, our efforts to create a leaner, nimbler organization continue gaining traction, enabling us to maximize the potential of our most profitable commercial growth opportunities. We remain confident in our direction and ability to drive significant improvements in sales growth and profitability in the future, supported by our loyal customer base and strong balance sheet with $21 million of cash and no debt.”

For the Three Months Ended September 30, 2022

	Three Months Ended September 30,
	2022		2021
	$	% of Total	$	% of Total
Coffee creamers	$4,716,650	53%	$6,489,895	60%
Hydration and beverage enhancing supplements	1,061,136	12%	1,541,418	14%
Harvest snacks and other food items	1,935,812	22%	1,866,710	17%
Coffee, tea, and hot chocolate products	1,455,888	16%	1,724,919	16%
Other	437,210	5%	241,489	2%
Gross sales	9,606,696	108%	11,864,431	109%
Shipping income	289,505	3%	195,085	2%
Returns and discounts	(1,051,356)	(11)%	(1,193,602)	(11)%
Sales, net	$8,844,845	100%	$10,865,914	100%

Online	5,808,186	66%	6,331,003	58%
Wholesale	3,004,875	34%	4,415,867	41%
Food service	31,784	0%	119,044	1%
Sales, net	$8,844,845	100%	$10,865,914	100%

Net Sales decreased 18.6% to $8.8 million in the third quarter of 2022 compared to $10.9 million in the third quarter of 2021. Wholesale channel revenue decreased 32%, driven primarily by lower volumes in Club, while Online sales declined 8.3% due to lower DTC sales partially offset by strong double-digit growth in our Amazon.com channel, reflecting continued momentum with our marketing optimization strategies. The decline in DTC reflected a decrease in new customer orders due to planned reductions in marketing spend, price increases implemented at the end of the second quarter and the removal of free shipping for orders under $40, as well as overall pressures on consumer spending stemming from inflationary concerns.

Gross Profit was $2.1 million, a 35% decrease compared to the prior year period of $3.2 million. Gross Margin was 23.4% of Net Sales, a 520-basis point improvement sequentially versus the second quarter and compared to 29.4% of Net Sales in the prior year period. The year-over-year decrease in Gross Margin was attributable to deleverage of fixed manufacturing costs on lower volumes as we focused on optimizing inventory balances as well as higher costs for inbound shipping and outbound freight partially offset by lower labor stemming from cost reduction initiatives.

Operating Expenses were $7.9 million compared to $8.5 million in the year ago period, an 8.6% decline, primarily driven by lower Sales and Marketing expenses along with reduced spending on Research and Product Development.

Loss from operations was $5.8 million in the third quarter of 2022, compared to a loss of $5.3 million in the prior year period, a 9.5% increase versus a year ago.

Net Loss was $5.7 million, or $0.63 per diluted share, in the third quarter of 2022, compared to a net loss of $5.4 million, or $0.59 per diluted share, in the prior year period.

Adjusted Net Loss, which excludes the impact of certain non-recurring items, was $5.7 million, or $0.62 per diluted share, in the third quarter of 2022 compared to $5.3 million, or $0.59 per diluted share, a year earlier.

For the Nine Months Ended September 30, 2022

	Nine Months Ended September 30,
	2022		2021
	$	% of Total	$	% of Total
Coffee creamers	$14,866,032	55%	$16,590,542	60%
Hydration and beverage enhancing supplements	3,815,346	14%	3,907,111	14%
Harvest snacks and other food items	5,336,043	20%	3,353,178	12%
Coffee, tea, and hot chocolate products	4,840,215	18%	5,286,882	19%
Other	1,094,924	4%	987,076	4%
Gross sales	29,952,560	111%	30,124,789	109%
Shipping income	829,107	3%	261,495	1%
Returns and discounts	(3,922,803)	(14)%	(2,942,890)	(10)%
Sales, net	$26,858,864	100%	$27,443,394	100%

Online	16,410,956	61%	16,492,512	60%
Wholesale	10,141,518	38%	10,529,594	38%
Food service	306,390	1%	421,288	2%
Sales, net	$26,858,864	100%	$27,443,394	100%

Net Sales decreased 2.1% to $26.9 million in the first nine months of 2022 compared to $27.4 million in the first nine months of 2021. The decline in year-to-date Net Sales was primarily due to lower sales in the DTC channel reflecting the planned reduction in media spend and elevated discounts as well as lower club sales. This was partially offset by double-digit growth in Amazon.com, new wholesale distribution and the acquisition of Picky Bars.

Gross Profit was $5.6 million, a decrease of 22.3% compared to the prior year period of $7.2 million. Gross Margin was 20.8% of Net Sales in the first nine months of 2022, compared to 26.3% of Net Sales in the prior year period. The year-over-year decline in Gross Margin was primarily due to elevated promotional activity, inflationary pressures on raw materials, packaging, and freight, as well as fixed cost deleverage on lower production volumes, partially offset by lower labor expenses stemming from cost reduction initiatives.

Operating Expenses were $30.3 million compared to $24.2 million in the first nine months of 2022 and reflect General and Administrative expense increases of $6.8 million, primarily due to $8.0 million of non-cash charges for goodwill and intangible asset impairment. Excluding the non-cash impairment charges, General and Administrative expenses decreased by $1.2 million reflecting lower personnel costs, including stock-based compensation related to executive departures earlier in the year.

Loss from operations was $24.7 million in the first nine months of 2022, compared to a loss of $16.9 million in the prior year period.

Net Loss was $24.8 million, or $2.71 per diluted share, in the first nine months of 2022, compared to net loss of $17.0 million, or $1.90 per diluted share, in the prior year period.

Adjusted Net Loss, which excludes the impact of certain one-time items, was $18.4 million, or $2.01 per diluted share, in the first nine months of 2022 compared to $16.8 million, or $1.87 per diluted share in the prior year period.

Balance Sheet and Cash Flow Highlights

The Company had $21.0 million of cash and cash equivalents as of September 30, 2022, and no outstanding debt. Net cash used in operating activities was $11.1 million for the nine months ended September 30, 2022, compared to $14.2 million in the prior year period.

Capital Expenditures totaled $1.1 million for the nine months ended September 30, 2022, compared to $1.0 million a year earlier.

2022 Outlook

We anticipate that uncertain economic environment with historically high inflation rates impacting consumer spending will continue into the next quarter. However, we reaffirm our estimated net sales for 2022 will be in a range of $36 million to $38 million and gross margin for the full year 2022 is forecast to be approximately 20%. The gross margin guidance excludes any one-time charges associated with the closure of our manufacturing operation in Sisters, Oregon and other one-time actions.

Conference Call and Webcast Details

The Company will host a conference call and webcast at 5:00 p.m. ET today to discuss results. The live conference call can be accessed by dialing (833) 470-1428 from the U.S. or (404) 975-4839 internationally. The conference I.D. code is 468459. Alternatively, participants may access the live webcast on the Laird Superfood Investor Relations website at https://investors.lairdsuperfood.com under “Events”.

About Laird Superfood

Laird Superfood, Inc. creates award-winning, plant-based superfood products that are both delicious and functional. The Company's products are designed to enhance your daily ritual and keep consumers fueled naturally throughout the day. The Company was co-founded in 2015 by the world's most prolific big-wave surfer, Laird Hamilton. Laird Superfood's offerings are environmentally conscientious, responsibly tested and made with real ingredients. Shop all products online at lairdsuperfood.com and join the Laird Superfood community on social media for the latest news and daily doses of inspiration.

Forward-Looking Statements

This press release and the conference call referencing this press release contain “forward-looking” statements, as that term is defined under the federal securities laws, including but not limited to statements regarding Laird Superfood’s future financial performance and growth. These forward-looking statements are based on Laird Superfood’s current assumptions, expectations and beliefs and are subject to substantial risks, uncertainties, assumptions and changes in circumstances that may cause Laird Superfood’s actual results, performance or achievements to differ materially from those expressed or implied in any forward-looking statement. We expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

The risks and uncertainties referred to above include, but are not limited to: (1) the effects of the current COVID-19 pandemic, or of other global outbreaks of pandemics or contagious diseases or fear of such outbreaks, including on our supply chain, the demand for our products, and on overall economic conditions and consumer confidence and spending levels; (2) volatility regarding our revenue, expenses, including shipping expenses, and other operating results; (3) our ability to acquire new direct and wholesale customers and successfully retain existing customers; (4) our ability to attract and retain our suppliers, distributors and co-manufacturers, and effectively manage their costs and performance; (5) effects of real or perceived quality or health issues with our products or other issues that adversely affect our brand and reputation; (6) our ability to innovate on a timely and cost-effective basis, predict changes in consumer preferences and develop successful new products, or updates to existing products, and develop innovative marketing strategies; (7) adverse developments regarding prices and availability of raw materials and other inputs, a substantial amount of which come from a limited number of suppliers outside the United States, including in areas which may be adversely affected by climate change; (8) effects of changes in the tastes and preferences of our consumers and consumer preferences for natural and organic food products; (9) the financial condition of, and our relationships with, our suppliers, co-manufacturers, distributors, retailers and foodservice customers, as well as the health of the foodservice industry generally; (10) the ability of ourselves, our suppliers and co-manufacturers to comply with food safety, environmental or other laws or regulations; (11) our plans for future investments in our business, our anticipated capital expenditures and our estimates regarding our capital requirements; (12) the costs and success of our marketing efforts, and our ability to promote our brand; (13) our reliance on our executive team and other key personnel and our ability to identify, recruit and retain skilled and general working personnel; (14) our ability to effectively manage our growth; (15) our ability to compete effectively with existing competitors and new market entrants; (16) the impact of adverse economic conditions; and (17) the growth rates of the markets in which we compete.

Contact

ICR

Reed Anderson

646-277-1260

Reed.Anderson@icrinc.com

LAIRD SUPERFOOD, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Sales, net	$8,844,845	$10,865,914	$26,858,864	$27,443,394
Cost of goods sold	(6,773,029)	(7,667,075)	(21,259,300)	(20,225,269)
Gross profit	2,071,816	3,198,839	5,599,564	7,218,125
General and administrative
Salaries, wages and benefits	1,766,450	2,191,477	4,511,546	6,299,262
Professional fees	770,478	551,368	2,042,709	1,504,438
Insurance expense	590,369	537,174	1,703,382	1,560,395
Impairment of goodwill	—	—	6,486,000	—
Impairment of long-lived intangible assets	—	—	1,540,000	—
Impairment of assets held-for-sale	—	—	100,426	—
Gain on sale of assets held-for-sale	(3,240)	—	(577,058)	—
Other expense	1,259,811	974,105	3,041,032	2,696,334
Total general and administrative expenses	4,383,868	4,254,124	18,848,037	12,060,429
Research and product development	115,077	242,604	335,377	858,143
Sales and marketing
Salaries, wages and benefits	386,233	655,382	1,939,785	2,016,556
Advertising	1,832,172	1,954,377	5,191,374	5,313,881
General marketing	824,747	1,131,023	2,983,417	3,079,181
Other expense	347,705	273,971	1,000,923	824,147
Total sales and marketing expenses	3,390,857	4,014,753	11,115,499	11,233,765
Total expenses	7,889,802	8,511,481	30,298,913	24,152,337
Operating loss	(5,817,986)	(5,312,642)	(24,699,349)	(16,934,212)
Other income (expense)	79,777	10,721	(77,008)	36,246
Loss before income taxes	(5,738,209)	(5,301,921)	(24,776,357)	(16,897,966)
Income tax expense	—	(49,777)	(5,774)	(86,495)
Net loss	$(5,738,209)	$(5,351,698)	$(24,782,131)	$(16,984,461)

LAIRD SUPERFOOD, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities
Net loss	$(24,782,131)	(16,984,461)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation	496,932	454,400
Amortization	349,424	243,578
(Gain) Loss on disposal of equipment	(279)	5,600
Gain on sale of assets held-for-sale	(577,058)	—
Stock-based compensation	284,980	3,142,517
Provision for inventory obsolescence	223,914	168,436
Provision for doubtful accounts	131,815	—
Reserve for prepaid assets	—	179,000
Impairment of goodwill	6,486,000	—
Impairment of long-lived intangible assets	1,540,000	—
Impairment of fixed assets held-for-sale	100,426
Deferred taxes	(7,534)	86,495
Loss on sale of investment securities available-for-sale	182,310	8,317
Noncash lease costs	798,486	—
Changes in operating assets and liabilities:
Accounts receivable, net	(417,670)	(72,150)
Inventory, net	1,179,416	(3,482,522)
Prepaid expenses and other current assets	2,025,588	1,137,741
Operating lease liability	(556,597)	267,787
Deposits	217,115	2,601
Accounts payable	(62,080)	184,722
Payroll liabilities	175,295	81,694
Accrued expenses	1,078,271	333,246
Net cash from operating activities	(11,133,377)	(14,242,999)
Cash flows from investing activities
Purchase of property, plant, and equipment	(1,139,219)	(1,039,350)
Deposits on equipment to be acquired	—	(462,507)
Proceeds on sale of property, plant, and equipment	13,093	700
Purchase of software	(2,713)	(141,546)
Acquisition of a business, net of cash acquired	—	(10,449,587)
Proceeds from sale of assets held-for-sale	1,596,212	—
Proceeds from sale of investment securities available-for-sale	8,513,783	—
Net cash from investing activities	8,981,156	(12,092,290)
Cash flows from financing activities
Common stock issuance costs	—	(82,043)
Recovery of short-swing profits	28,555	—
Employee stock purchase plan shares issued	28,287	—
Withholding tax payments for share based compensation	—	(219,157)
Stock options exercised	64,248	485,947
Net cash from financing activities	121,090	184,747
Net change in cash and cash equivalents	(2,031,131)	(26,150,542)
Cash and cash equivalents beginning of year	23,049,234	57,208,080
Cash and cash equivalents end of year	$21,018,103	$31,057,538
Supplemental disclosures of cash flow information
Right-of-use assets obtained in exchange for operating lease liabilities	$5,285,330	$—
Supplemental disclosures of non-cash information
Noncash conversion of note payable to grant income	$—	$—
Unrealized loss on available-for-sale securities	$—	$(22,049)
Common stock issued in connection with the acquisition of a business	$—	$1,834,857
Sale of assets held-for-sale included in accrued expenses at the beginning of the period	$(28,240)	$—
Amounts reclassified from accumulated other comprehensive loss	$61,016	$—
Amounts reclassified from property, plant, and equipment to fixed assets held-for-sale	$100,000	$—
Amounts reclassified from property, plant, and equipment to intangible assets	$153,691	$—
Purchases of equipment included in deposits at the beginning of the period	$372,507	$—
Property and equipment held-and-used reclassified to held-for-sale	$947,394	$—

LAIRD SUPERFOOD, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
	As of
	September 30, 2022	December 31, 2021
Assets
Current assets
Cash, cash equivalents, and restricted cash	$21,018,103	$23,049,234
Accounts receivable, net	1,554,573	1,268,718
Investment securities available-for-sale	—	8,635,077
Inventory, net	8,818,013	10,221,343
Prepaid expenses and other current assets, net	1,801,955	3,827,543
Deposits	90,297	679,919
Total current assets	33,282,941	47,681,834
Noncurrent assets
Property and equipment, net	4,213,404	4,512,935
Intangible assets, net	3,105,834	4,838,854
Goodwill	—	6,486,000
Right-of-use asset	6,958,803	2,327,752
Total noncurrent assets	14,278,041	18,165,541
Total assets	$47,560,982	$65,847,375
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$826,688	$888,768
Payroll liabilities	989,458	814,163
Accrued expenses	3,133,121	2,083,090
Lease liability, current portion	743,109	—
Total current liabilities	5,692,376	3,786,021
Long-term liabilities
Deferred tax liability, net	—	7,534
Lease liability	4,129,831	—
Total long-term liabilities	4,129,831	7,534
Total liabilities	9,822,207	3,793,555
Stockholders’ equity
Common stock, $0.001 par value, 100,000,000 shares authorized as of September 30, 2022 and December 31, 2021; 9,566,174 and 9,200,470 issued and outstanding at September 30, 2022, respectively; 9,460,243 and 9,094,539 issued and outstanding at December 31, 2021, respectively	9,201	9,095
Additional paid-in capital	118,309,419	117,903,455
Accumulated other comprehensive income (loss)	—	(61,016)
Accumulated deficit	(80,579,845)	(55,797,714)
Total stockholders’ equity	37,738,775	62,053,820
Total liabilities and stockholders’ equity	$47,560,982	$65,847,375

Non-GAAP Financial Measures

In this press release, we report adjusted net loss and adjusted net loss per diluted share, which are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). Management uses adjusted net loss and adjusted net loss per diluted share to evaluate financial performance because adjusted net loss and adjusted net loss per diluted share allow for period-over-period comparisons of the Company’s ongoing operations before the impact of certain items described below. Management believes this information may also be useful to investors to compare the Company’s results period-over-period. We define adjusted net loss and adjusted net loss per diluted share to exclude (1) non-cash charges for goodwill and long-lived asset impairment, (2) forfeitures of unvested stock-based compensation, (3) non-recurring executive severance costs, (4) loss on sale of available-for-sale securities, (5) proceeds from an insurance settlement, (6) gain on sale of land held-for-sale, (7) restructuring costs, (8) the write off of prepaid inventory balances due to the bankruptcy of a supplier, (9) exit costs incurred related to the early termination of certain service contracts, and (10) acquisition costs of Picky Bars LLC. Please be aware that adjusted net loss and adjusted net loss per diluted share have limitations and should not be considered in isolation or as a substitute for net loss or diluted net loss per share. In addition, we may calculate and/or present adjusted net loss and adjusted net loss per diluted share differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

These non-GAAP measures are reconciled to the most directly comparable GAAP measures in the table that follows.

LAIRD SUPERFOOD, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)
		For the Three Months Ended			Year-to-date
		March 31, 2022	June 30, 2022	September 30, 2022	2022
Net loss		$(14,139,402)	$(4,904,520)	$(5,738,209)	$(24,782,131)
Adjusted for:
Impairment of goodwill and long-lived assets	(a)	8,026,000	100,426	—	8,126,426
Forfeitures of unvested stock-based compensation	(b)	(907,622)	(1,023,637)	—	(1,931,259)
Executive severances	(c)	326,271	143,746	—	470,017
Loss on sale of available-for-sale securities	(d)	182,310	—	—	182,310
Proceeds from insurance settlement	(e)	(204,606)	—	—	(204,606)
Gain on sale of land held-for-sale	(f)	—	(573,818)	—	(573,818)
Restructuring costs	(g)	—	76,486	67,974	144,460
Write off of prepaid inventory balances from bankrupt supplier	(h)	—	—	51,400	51,400
Exit costs from the early termination of service contracts	(i)	—	—	45,000	45,000
Adjusted net loss		$(6,717,049)	$(6,181,317)	$(5,573,835)	$(18,472,201)
Adjusted net loss per share, diluted:		(0.74)	(0.68)	(0.61)	(2.02)
Weighted-average shares of common stock outstanding used in computing adjusted net loss per share of common stock, diluted		9,095,441	9,132,632	9,178,533	9,136,071

(a) Impairment charges to goodwill and long-lived intangible assets assumed in the acquisition of Picky Bars which occurred Q2 2021, in the amounts of $6.5 million and $1.5 million, respectively, as well as $0.1 million of impairment charges related to production machinery held-for-sale in Q2 2022.

(b) Reversals of stock-based compensation arising from the forfeitures of unvested awards following the resignation of certain executive officers.
(c) Compensation expense recognized for severances related to the resignations of certain executive officers.
(d) Realized losses on the liquidation of all of the Company's available-for-sale securities in Q1 2022.
(e) Recovery of costs incurred in connection with an insurance claim following loss of product during handling by a third party.
(f) Gains realized on the sale of excess lots of land adjacent to the Company's warehouses in Sisters, Oregon in Q2 2022.
(g) Costs incurred as part of the strategic downsizing of the Company's operations, including severances, reversals of PTO, and forfeitures of stock-based compensation.
(h) Losses incurred on prepaid inventories which were not recoverable following the bankruptcy of the supplier.
(i) Exit costs incurred as a result of the early termination of a long-term service contract as part of a strategic initiative to relieve future cash obligations.

LAIRD SUPERFOOD, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)
		For the Three Months Ended			Year-to-date
		March 31, 2021	June 30, 2021	September 30, 2021	2021
Net loss		$(5,330,504)	$(6,302,259)	$(5,351,698)	$(16,984,461)
Adjusted for:
Write off of prepaid inventory balances from bankrupt supplier	(a)	—	179,000	—	179,000
Acquisition costs	(b)	98,750	179,390	—	278,140
Adjusted net loss		$(5,231,754)	$(5,943,869)	$(5,351,698)	$(16,527,321)
Adjusted net loss per share, diluted:		(0.59)	(0.66)	(0.59)	(1.81)
Weighted-average shares of common stock outstanding used in computing adjusted net loss per share of common stock, diluted		8,894,495	8,967,797	9,001,912	9,136,071

(a) Losses incurred on prepaid inventories which were not recoverable following the bankruptcy of the supplier.
(b) Costs associated with the acquisition of Picky Bars LLC on May 3, 2021, including professional and legal fees.